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                                                                     EXHIBIT 5.1

                   [ZIXIT CORPORATION LETTERHEAD APPEARS HERE]

                                December 10, 2001


ZixIt Corporation
2711 N. Haskell Avenue
Suite 2850, LB 36
Dallas, Texas 75204-2911

Ladies and Gentlemen:

         I have acted as General Counsel to ZixIt Corporation, a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,152,672 shares (the "Shares") of the Company's common stock, par value $.01 per share. Shares totaling 152,672 were issued to John Ryan pursuant to his Employment Agreement with the Company dated November 14, 2001 (the "Employment Plan"), and the remaining 1,000,000 of the Shares may be issued to Mr. Ryan (when and if vested), pursuant to his Stock Option Agreement with the Company dated November 14, 2001 (the "Option Plan"), each as referenced in the registration statement of the Company on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or before December 12, 2001.

         This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as I have deemed necessary or advisable for the purposes of this opinion. I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete, and that all documents submitted to me as copies are true and correct copies of the originals thereof.

         I have also relied upon such other certifications of public officials, corporate agents and officers of the Company, and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

         Based on the foregoing, I am of the opinion that such Shares (i) issued pursuant to the Employment Plan were validly issued, fully paid and nonassessable upon issuance and (ii) issuable pursuant to the Option Plan (when and if vested), will be validly issued, fully paid and nonassessable upon issuance, assuming the Company maintains an adequate number of authorized but unissued shares of common stock available for such issuance.



                                  -Exhibit 5.1-
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         I consent to the use of this opinion as an exhibit to the Registration
Statement.

                                       Very truly yours,

                                       /s/ Ronald A. Woessner

                                       Ronald A. Woessner
                                       Senior Vice President, General Counsel
                                       and Secretary for ZixIt Corporation



                                  -Exhibit 5.1-
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